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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 13, 2006
SOMANETICS CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1653 East Maple Road, Troy, Michigan	48083-4208

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 689-3050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          On June 13, 2006, the Company’s Board of Directors expanded the size of the Board of Directors to five members and elected Richard R. Sorensen, effective immediately, to fill the newly-created vacancy as a Class I director (term expiring at the 2008 annual meeting of shareholders). Mr. Sorensen was also appointed to serve on the Company’s Audit Committee of the Board of Directors. Mr. Sorensen has been a financial advisor with UBS Financial Services, Inc. since June 2005. From September 1998 to June 2005 he was with Superior Consultant Holdings Corporation, a publicly-traded provider of information technology consulting and outsourcing to hospitals and healthcare systems, most recently as its Chief Financial Officer from December 2000 to June 2005. Superior Consultant Holdings Corporation merged with Affiliated Computer Services, Inc. in January 2005. Previously he served as an audit partner with Plante & Moran LLP, a professional service firm, including an independent registered public accounting firm, providing tax, assurance and business consulting services to the middle market in Michigan and Ohio. There are no arrangements or understandings between Mr. Sorensen and any other persons pursuant to which Mr. Sorensen was selected as a director. Mr. Sorensen does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Sorensen had a direct or indirect material interest in any such transactions since the beginning of the Company’s last fiscal year.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2006	SOMANETICS CORPORATION (Registrant)
	By:	/s/ Mary Ann Victor
Mary Ann Victor
Its: Vice President and Chief Administrative Officer and Secretary